Exhibit 23.3

Independent Auditors’ Consent

The Board of Directors and Shareholders

Host Marriott Corporation:

We consent to the use of our report dated February 24, 2003, with respect to the consolidated balance sheets of Host Marriott Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002 and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report refers to the adoption by the Host Marriott Corporation of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

McLean, Virginia

April 8, 2003